1090789.1

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                      ARTICLES OF AMENDMENT

               TRAVELERS CORPORATE LOAN FUND INC.

          Travelers Corporate Loan Fund Inc. (the Corporation), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

          FIRST: Article I of the Articles of Incorporation of the Corporation is amended to read as follows:

                            ARTICLE I

                              NAME

          The name of the corporation is Citigroup Investments
Corporate Loan Fund Inc. (the Corporation).

          SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland
General Corporation Law to be made without action by the stockholders.

          THIRD: The above amendment to the Charter shall become effective on September 16, 2002.

          IN WITNESS WHEREOF, the undersigned officers have executed these Articles of Amendment on behalf of the Corporation and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and state that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: September 3, 2002

                                   R. Jay Gerken
                                   President



ATTEST:


  Christina T. Sydor
  Secretary